Exhibit 99.1
Alexza Initiates AZ-003 Phase I Clinical Trial
PALO ALTO, Calif., April 26 /PRNewswire-FirstCall/ — Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has initiated a Phase I clinical trial with AZ-003 (Staccato™ fentanyl). AZ-003 is an inhalation product candidate being developed for the treatment of patients with acute pain episodes, including patients with breakthrough pain and postoperative patients.
The Phase I clinical trial in approximately 50 healthy volunteers will be conducted at a single clinical center in two stages. Stage 1 is an open-label, cross-over comparison of a single dose of AZ-003 and an equivalent dose of intravenous (IV) fentanyl. Stage 2 is a randomized, doubleblind, placebo-controlled dose escalation trail of AZ-003, evaluating multiple doses of fentanyl. The three primary aims of the Phase I clinical trial are to evaluate the pharmacokinetics (PK) and absolute bioavailability for AZ-003, compare the AZ-003 PK profile to the IV fentanyl PK profile, and examine the tolerability and safety of AZ-003 in a non-opioid-tolerant, healthy volunteer population.
About AZ-003
AZ-003 is the combination of Alexza’s proprietary Staccato system with fentanyl, a drug belonging to the class of compounds known as opioid analgesics. Specifically, AZ-003 is a hand-held, electrically-heated, multiple dose inhaler designed to generate and deliver excipient-free fentanyl aerosol for deep lung delivery. The product candidate consists of a disposable dose cartridge containing 25 doses each of 25 ug fentanyl, which is inserted into a reusable controller. The controller consists of software and hardware designed to allow safe, patient-controlled delivery of the drug. Since the Staccato system can be designed to incorporate a variety of lockout and dosing features, the Company believes that AZ-003 may facilitate patient dose titration to the minimum effective drug dose in a simple, convenient and easy to use delivery system.
About Alexza Pharmaceuticals
Alexza Pharmaceuticals is an emerging pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug compound to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. The Company has four product candidates in clinical development; AZ-001 (Staccato prochlorperazine) for the treatment of acute migraine headaches, AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder, AZ-004 (Staccato loxapine) for the treatment of acute agitation in patients with schizophrenia and AZ-003 (Staccato fentanyl) for the treatment of patients with acute pain.
This press release includes forward-looking statements regarding the development, therapeutic potential and safety of AZ-003. Any statement describing a product candidate or Alexza’s goals, expectations, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs that are intended to be safe and effective for use as therapeutics. Alexza’s forward-looking statements also involve assumptions that, if they do not materialize or prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These statements are based only on facts and factors known by Alexza as of the date hereof. As a result, investors are cautioned not to rely on these forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in Alexza’s prospectus dated March 8, 2006, including the risks under the headings “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business” and “If our product candidates do not meet safety and efficacy endpoints in clinical trials, they will not receive regulatory approval, and we will be unable to market them.”
SOURCE Alexza Pharmaceuticals, Inc.
CONTACT:
Thomas B. King,
President & CEO,
of Alexza Pharmaceuticals,
+1-650-687-3900,
or tking@alexza.com.
Web site: http://www.alexza.com
(ALXA)